Exhibit 99.2
J.W. Burress, Incorporated
Contents

PAGE
Condensed Financial Statements (Unaudited)

Balance Sheet as of June 30, 2007	2

Statements of Income for the Six Months Ended June 30, 2007 and 2006	3

Statements of Cash Flows for the Six Months Ended June 30, 2007 and 2006	4

Notes to Financial Statements	5

J.W. Burress, Incorporated
Unaudited Condensed Balance Sheet
(Amounts in thousands, except share amounts)

June 30, 2007
Assets

Cash and cash equivalents	$2
Trade and other receivables, less allowance for doubtful accounts of $344 (Note 3)	11,603
Inventories (Notes 4 and 7)	19,376
Prepaid expenses and deposits	681
Rental equipment fleet, net of accumulated depreciation of $15,705 (Note 8)	71,741
Property and equipment, net of accumulated depreciation and amortization of $3,762 (Notes 5 and 8)
9,656
Other	221

Total assets	$113,280

Liabilities and Stockholders’ Equity

Liabilities:
Accounts payable	$6,771
Accrued expenses and other liabilities (Note 6)	3,748
Manufacturer flooring plans payable (Note 7)	34,473
Debt (Note 8):
Line of credit	34,039
Other acquisition debt	1,250
Other debt	1,486
Capitalized lease obligations (Note 9):
Branch facilities	5,505
Vehicles	1,979

Total liabilities	89,251

Commitments and contingencies (Note 9)
Stockholders’ equity:
Capital stock (Note 9):
Class A voting common stock, no par value, 10,000 authorized, 8,333 shares issued and outstanding	120
Class B nonvoting common stock, no par value, 90,000 authorized, 75,000 shares issued and outstanding	1,080
Retained earnings	22,829

Total stockholders’ equity	24,029

Total liabilities and stockholders’ equity	$113,280

See accompanying notes to financial statements.

J. W. Burress, Incorporated
Unaudited Condensed Statements of Income
(Amounts in thousands)

	Six Months Ended
	June 30,
	2007	2006
Revenues:
New and used equipment	$35,336	$37,180
Rental equipment sales	24,612	24,146
Rental income	9,389	10,823
Parts sales	13,543	13,723
Service income	7,360	6,940

Total revenues	90,240	92,812

Cost of Revenues:
New and used equipment	31,078	32,370
Rental equipment sales	19,997	18,700
Rental income	7,966	8,702
Parts sales	9,272	9,332
Service income	5,999	5,268

Total cost of revenues	74,312	74,372

Gross profit	15,928	18,440

Operating Expenses:
Other direct costs	693	626
Parts department	1,172	1,090
Sales department	4,240	4,758

	6,105	6,474
General and Administrative Expenses	4,077	3,247

Total operating, general and administrative expenses	10,182	9,721

Income from operations	5,746	8,719

Other Income (Expenses):
Interest income	75	145
Interest expense	(2,627)	(1,921)
Other, net	79	94

Total other income (expenses)	(2,473)	(1,682)

Net income	$3,273	$7,037

See accompanying notes to financial statements.

J. W. Burress, Incorporated
Unaudited Condensed Statements of Cash Flows
(Amounts in thousands)

	Six Months Ended
	June 30,
	2007	2006
Cash flows from operating activities:
Net income	$3,273	$7,037
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,465	8,291
Change in certain operating assets and liabilities:
Trade and other receivables	2,652	(1,188)
Inventories	25,349	19,367
Prepaid expenses, deposits and other	882	484
Outstanding checks in excess of cash balances	(191)	1,285
Accounts payable, accrued expenses, and other liabilities	(1,219)	10,576
Manufacturer flooring plans payable	(13,419)	10,520

Net cash provided by operating activities	24,792	56,007

Cash flows from investing activities:
Purchase of rental equipment fleet, net	(18,558)	(53,136)
Purchase of property and equipment	(305)	(444)

Net cash used in investing activities	(18,863)	(52,504)

Cash flows from financing activities:
Net proceeds on line of credit	516	5,125
Proceeds from notes receivable from stockholders	538	1,076
Payments of acquisition debt and other debt	(1,340)	(2,590)
Payments on capitalized lease obligations	(632)	(184)
Cash distributions to stockholders, net of dividend payable	(5,009)	(5,854)

Net cash used in financing activities	(5,927)	(3,503)

Increase in cash and cash equivalents	2	—
Cash and cash equivalents, beginning of period	—	—

Cash and cash equivalents, end of period	$2	$—

	Six Months Ended
	June 30,
	2007	2006
Supplemental disclosures of cash flow information:
Cash payments for interest	$2,480	$1,833

Supplemental schedule of noncash investing and financing activities:
Dividend payable	$1,231	—

Capital lease obligations incurred	$2,567	$234

Other Supplemental Disclosures of Non-Cash Investing and Financing Activities:
As of June 30, 2007, the Company had $34.5 million in manufacturer flooring plans payable outstanding, which are used to finance purchases of inventory.
See accompanying notes to financial statements.

J. W. Burress, Incorporated
Unaudited Notes to Financial Statements
June 30, 2007
(Amounts in Thousands)
Note 1 – Subsequent Events
On May 15, 2007, the shareholders of J.W. Burress, Incorporated (the “Company”) and the shareholders’ representative entered into an agreement with H&E Equipment Services, Inc. and its wholly owned subsidiary, HE-JWB Acquisition, Inc., (and together “H&E”), to sell all of the capital stock of the Company.
The acquisition was completed effective as of September 1, 2007 and was funded by H&E on September 4, 2007, for a formula-based purchase price of approximately $96.0 million, subject to post-closing adjustments, plus estimated assumed indebtedness of approximately $2.4 million. The name of the Company was changed to “H&E Equipment Services (Mid-Atlantic), Inc.”, effective as of September 4, 2007.
At June 30, 2007, the Company leased four of its branch facility locations under capital leases with related parties (see note 12 for further information). On August 31, 2007, three of the four leases were amended, resulting in a classification change from capital leases to operating leases pursuant to Statement on Financial Accounting Standard No. 13, “Accounting for Leases.”
Upon the consummation of the acquisition, the Burress Stockholders received notification from John Deere Construction & Forestry Company (“John Deere”), Hitachi’s North American representative, of termination of the Hitachi dealer agreement (the “Termination Letter”). Pursuant to the Termination Letter, all Hitachi related manufacturer flooring plans payable totaling approximately $9.2 million became due and payable. Additionally, certain Hitachi rental fleet, new equipment inventory and parts inventory were to be returned to John Deere or other designated Hitachi dealerships within 60 days of the termination notification. Upon the return of the equipment, approximately $3.2 million of manufacturer flooring plans payable associated with that equipment would be canceled and credits would be issued for the return of the equipment. The Company has complied with all provisions pursuant to the Termination Letter.
The following notes to the financial statements relate to the Company as of June 30, 2007 and for the six month periods ended June 30, 2007 and 2006.
Note 2 – Organization, Nature of Business and Significant Accounting Policies
Organization:
At June 30, 2007, the Class A and Class B common stock of the Company was owned by seven senior members of Company management, the former President and six former Vice Presidents of J. W. Burress, Incorporated, formerly a wholly-owned subsidiary of the Fluor Corporation. This management ownership group is herein referred to as the “Stockholders.”
Nature of business:
The Company operates as a distributor in the heavy equipment segment of the construction equipment industry through the sale, rental, repair and maintenance of construction related equipment, including ancillary sales of equipment parts. At June 30, 2007, the Company operated 12 locations in the Mid-Atlantic region of the United States. The nature of the Company’s business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, and consistent with industry practice, the accompanying Balance Sheet is presented on an unclassified basis.
The Company sells parts and provides monthly rentals and service/repair of equipment on credit to its customers. In very limited cases, the Company finances the sale of its equipment and retains a security interest in the equipment until the note is paid. Therefore, the Company’s exposure to loss on those notes is limited to the difference between the notes receivable and the value of the repossessed collateral. The Company does not anticipate any significant losses if equipment were to be repossessed.
The Company is the exclusive regional distributor for a number of manufacturers. All of these distributorships are cancelable on short notice but generally are renewed from year to year.
Significant Accounting Policies:
Basis of accounting
The condensed financial statements of the Company are prepared on the accrual basis of accounting and in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, which include normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the interim periods presented. The results of operations for the six months ended June 30, 2007 and 2006 are not necessarily indicative of the operating results for the full fiscal year or any future periods.

J. W. Burress, Incorporated
Unaudited Notes to Financial Statements
June 30, 2007
(Amounts in Thousands)
Note 2 – Organization, Nature of Business and Significant Accounting Policies (continued)
Cash and cash equivalents
For financial reporting purposes, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Those balances may, at times, exceed the federally insured limits.
Trade accounts receivable
Trade accounts receivable are recorded at the invoiced amount and generally do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses, current receivables aging and other factors. Account balances are charged off against the allowance to bad debt expense after all means of collection have been exhausted and the potential for recovery is considered remote. The provision for doubtful accounts was approximately $344 and $324 for the six months ended June 30, 2007 and 2006, respectively.
Inventories
Equipment held for sale is stated at the lower of cost or market using the specific identification cost method. Parts are stated at lower of cost or market using the Last-in; First-out (LIFO) cost method.
Property and equipment
Property and equipment is recorded at cost less accumulated depreciation. Plant and equipment under capital leases are stated at the present value of minimum lease payments.
Additions, improvements and expenditures that materially improve or extend the life of an asset are capitalized. Other expenditures for maintenance or repairs are expensed as incurred. Upon retirement or sale of an asset, its cost and related accumulated depreciation are removed from the respective asset accounts.
Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the depreciable assets:

Building and leasehold improvements	5-25 years
Part equipment	5-10 years
Office furniture and machines	3-10 years
Shop equipment	5 years
Leasehold improvements are amortized using the straight-line method over their estimated useful lives or the remaining term of the lease, whichever is shorter. Total depreciation expense on property and equipment for the six month periods ended June 30, 2007 and 2006 was $849 and $654, respectively.
Rental equipment fleet
Rental equipment is recorded at cost less accumulated depreciation, and is depreciated using a percent of the rental income generated by the rental equipment asset. Total depreciation expense on rental equipment fleet for the six month periods ended June 30, 2007 and 2006 was $6,592 and $7,597, respectively. Additions, improvements and expenditures that materially improve or extend the life of an asset are capitalized. Other expenditures for maintenance or repairs are expensed as incurred. Upon retirement or sale of an asset, its cost and related accumulated depreciation are removed from the asset accounts.

J. W. Burress, Incorporated
Unaudited Notes to Financial Statements
June 30, 2007
(Amounts in Thousands)
Note 2 – Organization, Nature of Business and Significant Accounting Policies (continued)
Long-Lived assets
In accordance with Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” long-lived assets, such as property and equipment and rental equipment fleet are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.
Interest rate swap agreements
The Company uses interest rate swap agreements to manage the risks related to interest rate movement on certain debt. The agreements effectively provide a fixed interest rate on the related debt. The interest rate swap agreements do not qualify as cash flow hedges based on the criteria established by Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Changes in the fair value of the swap agreements are recorded in the Statement of Income in the period of change.
Revenue recognition
The Company recognizes revenue on sales of new and used equipment and on the sale of parts upon transfer of title to the customer and when the customer assumes the risk of loss, which generally occurs upon delivery to, or pick-up by, the customer and when all obligations under the sales contract have been fulfilled and collectibility is reasonably assured.
Revenues from after market services (primarily maintenance and repair services) are recognized as revenues once the activities are substantially completed.
The Company rents equipment under various terms (the original term is usually less than one year). A significant portion of these leases grant the lessee an option to purchase the equipment at any time during the lease at the original sales price plus interest and expenses less rentals paid by the lessee. The Company also rents equipment under biweekly and monthly terms. These rental agreements grant no purchase option and, should the renter decide to purchase the item, the sales price is negotiated at that time. The Company recognizes revenue from equipment rentals in the period earned over the rental contract term on a straight-line basis, regardless of the timing of billing to customers.
Shipping and Handling Fees and Costs
Shipping and handling fees billed to customers are recorded as revenues while the related shipping and handling costs are included in cost of revenues.
Advertising
Advertising costs are expensed as incurred and totaled $100 and $86 for the six months ended June 30, 2007 and 2006, respectively.

J. W. Burress, Incorporated
Unaudited Notes to Financial Statements
June 30, 2007
(Amounts in Thousands)
Note 2 – Organization, Nature of Business and Significant Accounting Policies (continued)
Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Significant items subject to such estimates and assumptions include the carrying amount of property and equipment and rental equipment fleet and valuation allowances for receivables and inventories. Accordingly, actual results could differ from those estimates.
Sales taxes
The Company imposes and collects significant amounts of sales taxes concurrent with its revenue-producing transactions with customers and remits those taxes to the various governmental agencies as prescribed by the taxing jurisdictions in which the Company operates. Such taxes are presented in the Company’s Statement of Income on a net basis.
Income taxes
The Company has elected, by consent of its stockholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay corporate income taxes on its taxable income or, in the case of a loss, is not allowed a net operating loss carryover or carryback as a deduction. Instead, the stockholders are liable for individual income taxes on the Company’s taxable income or must include the Company’s net operating loss in their individual income tax returns.
Concentration of business and credit risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivables.
Substantially all of the Company’s business is on a credit basis. The Company extends credit to its commercial customers based on evaluations of their financial condition and generally no collateral is required, although in some cases mechanics’ liens may be filed to protect the Company’s interest. The demand for the Company’s products is dependent on the general economy, the industries in which the Company’s customers operate or serve, and other factors. Downturns in the general economy or in the markets in which the Company operates can cause demand for the Company’s products to materially decrease. The Company has a diversified customer base, operating in four states and the District of Columbia, and in a number of different markets, including the construction, mining, government, and industrial sectors. A cyclical downturn in any of these markets could have a significant adverse effect on the Company’s operations. The Company maintains adequate reserves for potential credit losses. Historically, such losses have been minimal and within management’s estimates.
The Company is a dealer in equipment, the majority of which is supplied by a few large manufacturers. The loss of any of these equipment lines could have a significant adverse effect on the Company’s operations. Management does not anticipate such a loss and feels if such a loss occurred, a suitable replacement could be found.

J.W. Burress, Incorporated
Unaudited Notes to Financial Statements
June 30, 2007
(Amounts in Thousands)
Note 3 — Trade and Other Receivables
Trade and other receivables consist of the following:

June 30, 2007
Customers, less rent billed in advance	$12,290
Less allowance for doubtful accounts	(344)

11,946
Other	343

$11,603

Note 4 – Inventories
The components of inventories are as follows:

June 30, 2007
New equipment.	$14,379
Used equipment	332
Parts	4,665

$19,376

Parts inventories are stated at the lower of last-in, first-out (LIFO) cost or market. Management believes that the use of LIFO is a more preferable method, resulting in a better matching of costs and revenues. If the first-in, first-out (FIFO) method had been used, inventories would have been approximately $445 higher than was reported at June 30, 2007. The use of the LIFO method had the effect of decreasing income by approximately $120 for the six months ended June 30, 2007 and had the effect of decreasing income by approximately $213 for the six months ended June 30, 2006.
Note 5 – Property and Equipment
Major classes of property and equipment are as follows:

June 30, 2007
Buildings and leasehold improvements	$1,555
Parts equipment	235
Office furniture and machines	434
Shop equipment	940
Branch facilities under capital leases	5,730
Vehicles under capital leases	4,103

12,997

Less accumulated depreciation and amortization	(3,762)

Net depreciable property and equipment	9,235
Land	421

$9,656

J.W. Burress, Incorporated
Unaudited Notes to Financial Statements
June 30, 2007
(Amounts in Thousands)
Note 6 – Accrued Expenses and Other Liabilities
Accrued expenses and other liabilities consist of the following:

June 30, 2007
Compensation	$1,634
Liability for employee time off with pay	578
Sales, payroll and other taxes	415
Commissions	31
Customer deposits	742
Other	348

$3,748

Note 7 – Manufacturer Flooring Plans Payable
Manufacturer flooring plans payable are financing arrangements for inventory. The interest paid on the manufacturer flooring plans ranges between zero percent and 0.25% plus the Prime Interest Rate. Certain manufacturer flooring plans provide for a one to twelve-month reduced interest rate or non-interest bearing term or a deferred payment period. The Company makes payments in accordance with the original terms of the financing agreements. However, the Company routinely sells equipment that is financed under manufacturer flooring plans prior to the original maturity date of the financing agreement. The manufacturer flooring plan payable is then paid at the time the equipment being financed is sold. The manufacturer flooring plans payable are secured by the equipment being financed.

J.W. Burress, Incorporated
Unaudited Notes to Financial Statements
June 30, 2007
(Amounts in Thousands)
Note 8 — Debt
Debt consists of the following:

June 30, 2007
Line of credit:

Line of credit with Bank of America with a maximum availability at June 30, 2007 of $40,000. The amount of the line available to the Company above the amount currently borrowed is calculated monthly using a formula. As of June 30, 2007, the remaining loan availability calculated under the formula totaled $5,961. The line has a variable interest rate based on three month LIBOR plus an applicable percentage (1.50% - 2.05% based on a specific ratio), which totaled 7.24% at June 30, 2007. The line is secured by substantially all assets of the Company and is guaranteed up to $1,000 by the majority shareholders. The line expires on May 31, 2008. The line of credit agreement includes mandatory compliance with certain financial covenants and ratios. At June 30, 2007, the Company was in compliance with these covenants. Also, as described below, the line is subject to three interest rate swap agreements.
$34,039

Other acquisition debt:

Note payable to the former owner, Fluor, subordinated to the line of credit arrangement, interest payable at 4.75% annually. Principal payments totaling $1,250 are due annually starting June 1, 2005, unless certain events occur that would require immediate payment.	1,250

Other debt:

Note payable to SunTrust Bank in 59 monthly installments of $15 beginning August 1, 2003 with remaining balance due on July 1, 2008. Interest is payable monthly at one-month LIBOR, determined on the first business day of each month, plus 1.75%, which totaled 7.07% at June 30, 2007. The note is secured by credit line deeds of trust on certain real estate. As described below, the note is subject to an interest rate swap agreement.	1,486

Total debt	$36,775

J.W. Burress, Incorporated
Unaudited Notes to Financial Statements
June 30, 2007
(Amounts in Thousands)
Note 8 – Debt (continued)
On December 31, 2004, the Company entered into an outstanding interest rate swap agreement with SunTrust Bank which effectively fixed the Company’s interest rate on its note with SunTrust Bank at 4.62%. The swap agreement had a notional principal amount of $2,001 at June 30, 2007. The agreement maturity date is July 1, 2008. The Company is exposed to credit loss in the event of nonperformance by SunTrust Bank. However, it does not anticipate nonperformance.
The Company also has three outstanding interest rate swap agreements with Bank of America which effectively fixes the Company’s interest rate on various portions of its line with Bank of America. The swap agreements had a notional principal amount of $13,008 at June 30, 2007, with interest effectively fixed ranging from 3.85% and 4.48% at June 30, 2007. Two agreements mature on September 30, 2009 while the third matures on April 30, 2010. The Company is exposed to credit loss in the event of nonperformance by Bank of America. However, it does not anticipate nonperformance.
Note 9 – Commitments and Contingencies
Equipment orders:
At June 30, 2007, the Company has outstanding commitments for equipment orders totaling approximately $58,500. Of this amount, the Company has $18,300 of signed equipment orders from customers.
Stock buy-sell agreement:
The Company is obligated to purchase capital stock of its shareholders holding voting shares upon their disability, bankruptcy or termination. The purchase price will be established by the consent of holders of 75% of the total voting and nonvoting shares. The purchase price will be paid by a combination of cash and a 60-month promissory note bearing interest at the prime rate.
Leases:
The Company rents five of its branch office facilities under operating leases. The Company’s operating leases for these office facilities are non-cancelable operating lease agreements expiring at various dates through 2010. These office facility leases provide for varying terms, including customary renewal options and may include base rental escalation clauses. Additionally, certain office facility leases may require the Company to pay maintenance, insurance, taxes and other expenses in addition to the stated rental payments. Net rent expense for these operating leases was approximately $143 and $140 for the six months ended June 30, 2007 and 2006, respectively.
The Company also rents four of its branch office facilities as of June 30, 2007 under capital leases with various related parties (see Note 12 to the Financial Statements for further information). The Company also rents various vehicles used in the Company’s business under capital leases. The following table depicts the related cost and accumulated amortization balances as of June 30, 2007 of such properties and equipment under capital leases, which is included in property and equipment in the accompanying Balance Sheet.

	June 30, 2007
		Accumulated
Property Description	Cost	Amortization
Branch office facilities	$5,730	$617
Vehicles	4,103	2,195

	$9,833	$2,812

J.W. Burress, Incorporated
Unaudited Notes to Financial Statements
June 30, 2007
(Amounts in Thousands)
Note 9 – Commitments and Contingencies (continued)
Legal proceedings:
Occasionally, the Company is party to certain litigation matters, in most cases involving ordinary and routine claims incidental to the business of the Company. The ultimate legal and financial liability of the Company with respect to such pending litigation cannot be estimated with certainty, but the Company believes, based on its examination of such matters, that such ultimate liability will not have a material adverse effect on the business, or the financial position, results of operations, or cash flows of the Company.
Note 10 – Employee Benefits
The Company has a defined contribution retirement plan, which is available to all full-time employees over 18 years of age. Employees may defer up to 20% of their wages, and the Company will match 50% of the employees’ salary deferral contributions up to a maximum of 6% of total compensation. Employer matching contributions begin to vest after one year of completed service by the employee and vest in 20% over five years thereafter. The Company’s contributions totaled $204 and $300 for the six months ended June 30, 2007 and 2006, respectively.
Note 11 – Income Taxes
As an S Corporation, the stockholders are liable for individual income taxes on the Company’s taxable income. As a result, the Company makes distributions to the Stockholders that are used to pay the related income taxes. Distributions to stockholders are reflected on the statement of stockholders’ equity. A provision has not been made for additional distributions that may be paid to the stockholders in the event stockholders’ actual income tax liability exceeds previous distributions or for other purposes.
The Company is currently under examination by the Internal Revenue Service (“IRS”) for its income tax returns for the year ended December 31, 2004. The Company does not expect any material tax adjustments as a result of the
IRS examination that would affect the Company’s financial position or cash flows from operations, as any adverse tax consequences would flow to the individual Stockholders rather than the Company because of the Company’s S Corporation Status.
Note 12 – Related Party Transactions
At June 30, 2007, the Company was owned by its Stockholders, a group of seven current senior management members of the Company. As noted in Note 8 to the Financial Statements, the Company currently leases four of its branch office facilities under capital leases with three related party lessors, whose ownership is comprised of various Stockholders of the Company. For the six months ended June 30, 2007 and 2006, the Company paid $336 and $224, respectively, in rental payments under these capital leases.
At December 31, 2006, the Stockholders were indebted to the Company for loans of $538 made by the Company to the Stockholders in connection with the Stockholders’ acquisition of the Company. The notes are payable on demand. The interest rate is determined monthly and is equal to the Applicable Federal Rate published monthly by the IRS. Amounts due to the Company under these notes were forgiven by the Company during the six month period ended June 30, 2007.
Additionally, the Company is an S Corporation and the Stockholders are liable individually for the income taxes related to the Company’s taxable income. The Company makes distributions to the Stockholders that are used to pay their related income taxes. At December 31, 2006, the Company had accrued $1,231 as a dividend payable to the stockholders for such taxes. Subsequent to December 31, 2006, the dividend payable to the stockholders was paid by the Company to the Stockholders, net of the then outstanding notes receivable balance due from Stockholders, including accrued interest to the date of payment.